Exhibit  12(a)
                                                                  8/15/95

                             ALABAMA POWER COMPANY
 Computation of ratio of earnings to fixed charges for the the five years ended
          December 31, 1994 and the twelve months ended July 31, 1995

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                                                                                                                        Twelve
                                                                                                                        Months
                                                                                                                        Ended
                                                              Year ended December 31,                                  July 31,
                                                   1990       1991          1992           1993            1994            1995
                                                  ---------------------------------------Thousands   of  Dollars-------------------
EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
   Income  Before  Interest  Charges               $579,686   $616,561    $607,696        $608,050        $594,669       $598,885
      Federal and state income taxes                111,882    202,354     172,003         167,021         242,569        223,762
      Deferred  income taxes, net                    64,887     (6,058)     23,307          34,467         (32,536)       (14,279)
      Deferred  investment  tax credits                 132     (1,089)          0          (2,106)             (4)            (4)
      AFUDC - Debt funds                             23,573      7,101       2,564           3,016           3,590          6,004
         Earnings as defined                       $780,160    818,869    $805,570        $810,448        $808,288       $814,368




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest on long-term   debt                     $225,328   $217,338    $209,184        $186,779        $180,182       $182,177
   Interest on interim  obligations                   10,252     13,385       3,704           3,760           5,939         13,461
   Amort of debt disc, premium  and expenses, net      3,249      2,205       4,250           8,999           9,655          9,795
   Other interest  charges                            13,115     14,929      19,382          35,475          19,909         23,669
         Fixed charges as defined                   $251,944   $247,857    $236,520        $235,013        $215,685       $229,102



RATIO OF EARNINGS TO FIXED CHARGES                      3.10       3.30        3.41            3.45            3.75           3.55


Note:  The above  figures  have been  adjusted  to give effect to Alabama Power Company's  50%  ownership  of Southern  Electric
       Generating Company.

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